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                                                                     EXHIBIT 5.1


                 [LETTERHEAD OF BAKER & McKENZIE APPEARS HERE]

                                 July 17, 1997



Pilgrim's Pride Corporation
110 South Texas Street
Pittsburg, Texas 75686

Ladies and Gentlemen:

This firm has acted as counsel for Pilgrim's Pride Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 13, 1997 (together with any amendments thereto, the "Registration Statement"), as it relates to the proposed offering of an aggregate of 6,261,382 shares of common stock, par value $.01 per share, of the Company (the "Shares"), all of which are to be sold by certain selling stockholders of the Company. Up to 939,207 additional shares of common stock, par value $.01 per share, of the Company (the "Option Shares"), are subject to an over-allotment option to be granted by the Company.

In reaching the opinion set forth below, this firm has reviewed the Company's Certificate of Incorporation, the Company's Amended and Restated Corporate Bylaws, minutes of meetings of the Company's Board of Directors, the form of Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement"), certificates of public officials, and matters of law that this firm deemed relevant.

Based on and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications stated below, this firm expresses the opinion that each of the Shares and Option Shares registered pursuant to the Registration Statement, when and if delivered in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid, and non-assessable.

The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:
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Pilgrim's Pride Corporation                                             Page 2
July 17, 1997


This firm has assumed that (a) all information contained in all documents reviewed by this firm is true and correct, (b) all signatures on all documents reviewed by this firm are genuine, (c) all documents submitted to this firm as originals are true and complete, (d) all documents submitted as copies are true and complete copies of the originals thereof, (e) each natural person signing any document reviewed by this firm had the legal capacity to do so, (f) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity, and (g) the laws of any jurisdiction other than the State of Texas that govern any of the documents reviewed by this firm do not modify the terms that appear in any such document.

The opinion expressed above is limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ Baker & McKenzie

BAKER & McKENZIE